ARIEL INVESTMENT TRUST

BLUE SKY SERVICING ADDENDUM to FUND SUB-ADMINISTRATION AGREEMENT

THIS ADDENDUM is made and entered into as of this 16th day of July, 2010, by and between ARIEL INVESTMENT TRUST, a Massachusetts business trust (the “Trust”) and U.S, BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, USBFS has entered into a Sub-Administration Agreement (“Agreement”), effective as of the date of the Addendum, with Ariel Investments, LLC (“Company”), the Adviser and Administrator to the Trust, under which USBFS agreed to provide various fund sub-administrative services to the Company with respect to the Trust, and the Company agreed to ay USBFS for such services; and

WHEREAS, the Trust desires to retain USBFS to provide blue sky services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Appointment of USBFS as Blue Sky Administrator

The Trust hereby appoints USBFS as Blue Sky Administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Addendum.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.           Services and Duties of USBFS

(1)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings related to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states.

b.	Monitor status and maintain registrations in each state.
c.	Provide updates regarding material developments in state securities regulation.

3.           Compensation

USBFS shall be compensated for providing the services set forth in this Addendum in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

4.           Except as set forth in this Addendum, all the provisions of the Agreement, including without limitation the representations, warranties, standard of care, indemnification and limitations of liability, shall apply to the provision of blue sky services by USBFS to the Trust under this Addendum.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one of more counterparts as of the date first above written.

ARIEL INVESTMENTS, LLC	U.S BANCORP FUND SERVICES, LLC

By: /s/ Anita M. Zagrodnik	By: /s/ Michael R. McVoy

Name: Anita M. Zagrodnik	Name: Michael R. McVoy

Title: Vice President	Title: Executive Vice President

Exhibit A
to the
Blue Sky Servicing Addendum to Fund Sub-Administration Servicing Agreement

Fund Names

Separate Series of Ariel Investment Trust

Name of Series
Ariel Fund
Ariel Appreciation Fund
Ariel Focus Fund

A-1

Exhibit B
to the
Blue Sky Servicing Addendum to Fund Sub-Administration Servicing Agreement – Ariel
Investment Trust

Fee Schedule

Monthly Blue Sky Servicing Fee (for all 3 separate series of the Trust)                                                                                                                     $[          ]

B-1